Exhibit 21.1
LIST OF SUBSIDIARIES OF
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Consolidated subsidiaries of the Registrant:
Borel Private Bank & Trust Company, a California corporation
Boston Private Bank & Trust Company, a Massachusetts state chartered trust company
Charter Private Bank, a Washington State corporation
First Private Bank & Trust, a California corporation
Anchor Capital Holdings, LLC, a Delaware limited liability company
Bingham, Osborn, & Scarborough, LLC, a California limited liability company
Dalton, Greiner, Hartman, Maher & Co. LLC, a Delaware limited liability company
KLS Professional Advisors Group, LLC, a Delaware limited liability company
Davidson Trust Company, LLC, a Pennsylvania limited liability company